Exhibit 5.1
150 Third Avenue South, Suite 2800
Nashville, TN 37201
(615) 742-6200
November 24, 2010
HCA Holdings, Inc.
One Park Plaza
Nashville, Tennessee 37203
Re:	Post-Effective Amendment No. 1 to Registration Statement on Form S-8 for the 2006 Stock Incentive Plan for Key Employees of HCA Inc. and its Affiliates (the “Predecessor Plan”)
Ladies and Gentlemen:
     On or about the date hereof, HCA Holdings, Inc., a Delaware corporation (the “Company”), is filing with the Securities and Exchange Commission (the “Commission”) a Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to the Registration Statement on Form S-8 (File No. 333-150714) (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), originally filed by HCA Inc., a Delaware corporation (the “Predecessor Registrant”).
     The Company became the successor to the Predecessor Registrant on November 22, 2010 for purposes of Rule 414 under the Securities Act as a result of the merger (the “Merger”) of the Predecessor Registrant with the Company’s wholly owned subsidiary, HCA Merger Sub LLC, a Delaware limited liability company (“Merger Sub”), with the Predecessor Registrant being the surviving corporation. Upon effectiveness of the Merger, the separate limited liability company existence of Merger Sub ceased and the Predecessor Registrant became a direct, wholly owned subsidiary of the Company. In connection with the Merger, the Company assumed and adopted the Predecessor Plan and as a result, shares of Holdings Common Stock (as defined below) are issuable pursuant thereto.
     The Registration Statement, as amended by the Post-Effective Amendment, relates to the offering and sale by the Company of certain shares of the Company’s Common Stock, par value $0.01 per share (“Holdings Common Stock”), under the 2006 Stock Incentive Plan for Key Employees of HCA Inc. and its Affiliates, as assumed and adopted by the Company (the “Plan”). We have acted as counsel to the Company in connection with the preparation and filing of the Post-Effective Amendment.
     In connection with this opinion, we have examined and relied upon such records, documents, certificates, and other instruments as in our judgment are necessary or appropriate in order to express the opinions hereinafter set forth. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto and the due authorization, execution and delivery of all documents by the parties thereto.
     Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that the shares of Holdings Common Stock issuable in connection with the Plan have been duly authorized and, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.
     Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware, applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.
bassberry.com

November 24, 2010
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     We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Post-Effective Amendment, and to the use of our name under the heading “Legal Opinions” in any prospectus constituting a part thereof. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission.
     This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.
     This opinion is furnished to you in connection with the filing of the Post-Effective Amendment.
Very truly yours,
/s/ Bass, Berry & Sims PLC